Exhibit 10.1
First Amendment to
License, Distribution and Option Agreement
     This First Amendment to License, Distribution and Option Agreement (“Amendment”) is entered into this 6th day of January, 2005 (“Amendment Effective Date”), by and between IXIA, a California corporation doing business at 26601 West Agoura Road, Calabasas, CA 91302 (“Ixia”), and NETIQ CORPORATION, a Delaware corporation with its principal place of business at 3553 First Street, San Jose, California 95134, and its wholly owned subsidiaries (“NetIQ”), and amends the License, Distribution and Option Agreement entered into on July 7, 2003, by and between Ixia and NetIQ (the “Agreement”).
     In consideration of the premises and mutual covenants contained herein, and other valuable consideration, the parties agree as follows:
1. Definitions
     For purposes of this Amendment, capitalized terms set forth in this Amendment shall have the meanings set forth in the Agreement, unless otherwise defined in this Amendment.
2. Provision and Use of Customer Data
     Promptly after the Amendment Effective Date, NetIQ will provide Ixia with the Option Assets. Ixia acknowledges and agrees that the Option Assets include information, such as customer and customer support information, that may be protected by applicable data protection laws in certain jurisdictions (“Protected Information”). Ixia acknowledges and agrees that such information is provided to Ixia in order to assist it with exercising its rights as the sole, worldwide provider of maintenance and support with respect to the Chariot Products and making support available for the benefit of existing Chariot Product customers. Ixia agrees to comply with all applicable laws, including data protection laws, in connection with its use and disclosure of any Protected Information on or after the Amendment Effective Date.
3. Provision of Maintenance Services
     On or before January 7, 2005, NetIQ will (a) pay to Ixia, by wire transfer in immediately available funds, all of NetIQ’s deferred revenues (as of January 1, 2005) related to any Distribution Product Maintenance (the “Deferred Revenues”), and (b) provide to Ixia a detailed accounting for such Deferred Revenues on a customer-by-customer basis (which accounting will specify the amount of Deferred Revenues being provided to Ixia per Chariot Product, and NetIQ’s remaining Distribution Product Maintenance period for each such Chariot Product). Separately, and within 30 days of the Option Effective Date, NetIQ will provide Ixia with reasonable supporting documentation for the accounting of Deferred Revenues such as customer invoices. Subject to all of the foregoing (and NetIQ’s compliance therewith), Ixia agrees as follows: (i) Beginning on the Amendment Effective Date, Ixia shall provide Chariot Product maintenance services (“Maintenance Services”) to those NetIQ customers who are entitled to receive Distribution Product Maintenance from NetIQ as of the Amendment Effective Date; (ii)

Ixia shall provide such Maintenance Services substantially in accordance with the Ixia 12-Month Limited Warranty and Technical Support Services Agreement attached hereto as Exhibit A; and (iii) Ixia shall provide such Maintenance Services for the remaining term of the Distribution Product Maintenance period to which NetIQ is obligated. Notwithstanding the foregoing, Ixia shall not be required to provide Maintenance Services to a specific customer if the amount of Deferred Revenues paid to Ixia pursuant to this Section 3 for that customer does not equal or exceed the greater of: (a) the amounts actually billed (or to be billed) to such customer for any Distribution Product Maintenance that continues beyond December 31, 2004 (which amounts shall be deemed to be eighteen percent (18%) of the corresponding Chariot Products’ July 2003 list prices if such amounts are not listed as separate line items on the corresponding invoice or similarly identified), and (b) fifty percent (50%) of NetIQ’s standard July 2003 list price for such Distribution Product Maintenance (the “Minimum Maintenance Amount”), provided that the amounts paid as Deferred Revenue shall be prorated on a straight-line basis to reflect the portion of the Distribution Product Maintenance term that remains after December 31, 2004. In the event the amount paid by the customer is less than the Minimum Maintenance Amount, Ixia shall only be obligated to provide Maintenance Services to that customer in accordance with this Amendment upon the payment by NetIQ of additional compensation sufficient to bring the total amount paid to Ixia for that customer to the total prorated Minimum Maintenance Amount. NetIQ represents, warrants, and covenants that, as of December 30, 2004 and anytime thereafter, NetIQ was/is not obligated to provide any Distribution Product Maintenance to any customer after December 31, 2006.
4. Effect of Amendment.
     Except as expressly modified herein, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment, together with the Agreement and the Schedules attached thereto, all of which are incorporated by reference as though fully set forth in this Agreement, constitutes the entire understanding and agreement between the parties hereto and supersedes any and all prior or contemporaneous representations, understandings and agreements between Ixia and NetIQ with respect to the subject matter hereof, all of which are merged herein. This Amendment shall not be modified, amended or in any way altered except by an instrument in writing signed by an officer of NetIQ and an officer of Ixia.
5. Counterparts.
     This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Amendment Effective Date.

IXIA		NETIQ CORPORATION

By:	/s/ Thomas B. Miller	By:	/s/ Richard H. Van Hoesen

Name:	Thomas B. Miller	Name:	Richard H. Van Hoesen

Title:	Chief Financial Officer	Title:	Senior Vice President & CFO

Date:	January 6, 2005	Date:	January 19, 2005